                                                                      EXHIBIT 12


                             METALDYNE CORPORATION
        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                            (DOLLARS IN THOUSANDS)




                                  3 MONTHS                             FOR THE YEARS ENDED DECEMBER 31
                                    ENDED    ------------------------------------------------------------------------------------
                                  MARCH 31,                   11/28 -- 12/31   1/1 -- 11/27
                                    2002           2001            2000            2000         1999         1998         1997
                                ------------ --------------- ---------------- ------------- ------------ ------------ -----------
EARNINGS (LOSS)
 BEFORE INCOME
 TAXES AND FIXED
 CHARGES:
 Income (loss) from
   continuing operations
   before income taxes and
   cumulative effect of
   accounting change, net .....   $  9,370      $(47,930)       $(42,600)       $ 156,670     $139,470     $144,520    $ 190,290
(Deduct) add equity in
 undistributed earnings
 (loss) of less-than-fifty
 percent owned companies ......        450        (8,930)          1,000          (14,210)      (9,800)      (8,530)     (46,030)
 Add interest on
   indebtedness, net ..........     28,120       148,560          14,470           78,880       83,470       83,620       36,650
 Add amortization of debt
   expense ....................      2,100        11,620             550            4,490        2,740        3,250          900
 Estimated interest factor
   for rentals ................      3,850         9,730             310            2,970        3,710        3,620        2,100
                                  --------      --------        --------        ---------     --------     --------    ---------
 Earnings before income
   taxes and fixed charges ....   $ 43,890      $113,050        $(26,270)       $ 228,800     $219,590     $226,480    $ 183,910
                                  ========      ========        ========        =========     ========     ========    =========
FIXED CHARGES:
 Interest on indebtedness,
   net ........................   $ 28,120      $148,560        $ 14,460        $  78,640     $ 83,760     $ 84,080    $  36,770
 Amortization of debt
   expense ....................      2,100        11,620             550            4,490        2,740        3,250          900
 Estimated interest factor
   for rentals (d) ............      3,850         9,730             310            2,970        3,710        3,620        2,100
                                  --------      --------        --------        ---------     --------     --------    ---------
 Total fixed charges ..........     34,070       169,910          15,320           86,100       90,210       90,950       39,770
                                  --------      --------        --------        ---------     --------     --------    ---------
 Preferred stock dividends
   (a) ........................      2,450         9,750             650               --           --           --       10,300
                                  --------      --------        --------        ---------     --------     --------    ----------
 Combined fixed charges
   and preferred stock
   dividends ..................   $ 36,520      $179,660        $ 15,970        $  86,100     $ 90,210     $ 90,950    $  50,070
                                  ========      ========        ========        =========     ========     ========    ==========
Ratio of earnings to fixed
 charges ......................        1.3            --(b)           --(b)           2.7          2.4          2.5          4.6
                                  ========      ========        ========        =========     ========    =========    ==========
Ratio of earnings to
 combined fixed charges and
 preferred stock dividends ....        1.2            --(c)           --(c)           2.7          2.4          2.5          3.7
                                  ========      ========        ========        =========     ========    =========    ==========

----------

(a) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company and its 50% owned companies.

(b) Results of operations for the year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges by $56,860 and $41,590, respectively.

(c) Results of operations for the year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges and preferred stock dividends by $66,610 and $42,240, respectively.

(d) Deemed to represent one-third of rental expense on operating leases.